Exhibit 21
SUBSIDIARIES OF CIB MARINE

STATE/JURISDICTION OF
DIRECT SUBSIDIARIES	INDIRECT SUBSIDIARIES	INCORPORATION

CIB MARINE BANCSHARES, INC.		Wisconsin

Central Illinois Bank		Illinois Commercial Bank

CIB Construction, LLC (2)		Illinois LLC

	Canron Corporation (1)(2)	Michigan Company

MICR, Inc. d/b/a Maverick International (2)		Illinois Corporation

CIB Bank (3)		Indiana Commercial Bank

First Ozaukee Capital Corp.		Wisconsin Corporation

	Marine Bank	Wisconsin Commercial Bank

	Marine Investment Corporation	Nevada Subsidiary

Marine Bank (4)		Federal Savings Bank

CIB Marine Information Services, Inc.		Illinois Corporation

Mortgage Services, Inc.
Also doing business under the name		Illinois Corporation
of “Comcor Mortgage Corporation”

CIB Marine Capital Trust I		Delaware Business Trust

CIB Statutory Trust III		Connecticut Statutory Trust

CIB Statutory Trust IV		Connecticut Statutory Trust

CIB Statutory Trust V		Delaware Business Trust

Citrus Financial Services, Inc.		Florida Corporation

	Citrus Bank, NA	National Banking Association

CIB Marine Capital, LLC (2)		Wisconsin Limited Liability Company

(1)	CIB Construction owns 84% of the outstanding stock of Canron.

(2)	See Note 24 – Subsequent Events regarding the sale, dissolution or wind down of these subsidiaries subsequent to December 31, 2004.

(3)	Merged into Marine Bank, Wisconsin on August 1, 2006.

(4)	Merged into Marine Bank, Wisconsin on March 1, 2006